Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-152746, Form S-8 No. 333-135222, Form S-8 No. 333-85657, Form S-8 No. 33-57131, Form S-8 No. 33-62968, Form S-8 No. 33-33958 and Form S-8 No. 33-20069) pertaining to the Moog Inc. Retirement Savings Plan (formerly known as the Moog Inc. Savings and Stock Ownership Plan) of our report dated March 7, 2008, with respect to the financial statements of the Moog Inc. Retirement Savings Plan for the year ended September 30, 2007 included in this Annual Report (Form 11-K).
/s/ Ernst & Young LLP
Buffalo, New York
March 23, 2009